                                                                    EXHIBIT 99.1
For Immediate Release:

                             Contact:     Arthur Newman
                                          Chief Financial Officer
                                          (615) 301-3300
                                          ir@healthstream.com

                                          Media
                                          Mollie Elizabeth Condra
                                          Communications & Investor Relations
                                          (615) 301-3237
                                          mollie.condra@healthstream.com


HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2004 RESULTS

HIGHLIGHTS:

     FOURTH QUARTER
     o    Fourth quarter revenues of $5.4 million, up 14% from fourth quarter
          2003
     o Net income of $77,000 in the fourth quarter, compared to a net loss of $418,000 in fourth quarter 2003
     o EBITDA of $572,000 in the fourth quarter, an improvement of $554,000 over fourth quarter 2003

     FULL YEAR
     o    Revenues for the year of $20.1 million, up 10% over 2003
     o Net loss improved 69% to a net loss of $1.0 million in 2004, compared to a net loss of $3.4 million in 2003
     o Year ended with 1,040,000 fully implemented healthcare professional subscribers on our Internet-based learning network, up from 770,000 at the start of 2004, a 35% increase
     o EBITDA improved to earnings of $818,000 for 2004 from a loss of $755,000 for 2003, ending the year with cash and investments of $16.5 million


NASHVILLE, TENN. (FEBRUARY 22, 2005)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2004.

FINANCIAL RESULTS:
FOURTH QUARTER 2004 COMPARED TO FOURTH QUARTER 2003
Revenues for the fourth quarter of 2004 were $5.4 million, up 14 percent from $4.8 million for the fourth quarter of 2003. This year-over-year increase is the result of an increase of $610,000, or 28 percent, in revenues from our growing subscriber base of our HealthStream Learning Center(TM). These revenue increases were partially offset by lower content development revenues of $230,000. The portion of revenues derived from our Internet-based subscription products increased to 67 percent of total revenues for the fourth quarter of 2004 from 60 percent during the same quarter in 2003.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved to 66 percent for the fourth quarter of 2004 from approximately 63 percent in the

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fourth quarter of 2003. The improvement is a result of the increased revenues from the HealthStream Learning Center(TM), but was partially offset by increased personnel costs and higher royalties paid by us associated with content subscription revenues. Net income for the fourth quarter of 2004 was $77,000, or $0.00 per share, compared to a net loss of $418,000, or ($0.02) per share, for the fourth quarter of 2003. The achievement of net income in the fourth quarter of 2004 resulted primarily from increased revenues and related gross margin improvement. Sales and marketing expense increases resulted from additional account management and sales force personnel, which were partially offset by lower personnel expenses associated with product development and general and administrative functions.

EBITDA (which we define as earnings or loss before interest, taxes, depreciation, and amortization) improved to $572,000 for the fourth quarter of 2004, compared to $18,000 for the fourth quarter of 2003. This improvement is consistent with the factors mentioned above.

FULL YEAR 2004
Revenues for the year ended December 31, 2004 were $20.1 million, up 10 percent from $18.2 million for 2003. Revenues for 2004 consisted of $14.0 million for HCO (hospital-based customer channel) and $6.1 million for PMD (pharmaceutical and medical device company customer channel). In 2003, revenues consisted of $12.0 million for HCO and $6.2 million for PMD. The growth in HCO revenues related primarily to increases in subscription revenues from our Internet-based HealthStream Learning Center(TM) of $2.1 million, $340,000 from content maintenance services, and $150,000 from the Competency Compass product. These HCO revenue increases were partially offset by a decline of approximately $550,000 associated with declines in maintenance fees related to our installed learning management products, while content subscription revenues declined slightly. The decline in PMD revenues was primarily associated with a reduction in live event services of $290,000, which was partially offset by an increase of $130,000 from content development revenues.

Gross margins declined to 64 percent for 2004 from 66 percent for 2003.This decline resulted from increases in personnel, higher incremental costs associated with increased content maintenance and content development revenues, and increased royalties paid by us associated with content subscriptions and Competency Compass revenues. The increase in personnel expenses associated with our Competency Compass and HospitalDirect solutions were accounted for in product development expenses in 2003. Now that both products have been launched, these personnel costs were included in cost of revenues during 2004.

Net loss for 2004 improved 69 percent to a net loss of $1.0 million, or ($0.05) per share, compared to a net loss for 2003 of $3.4 million, or ($0.17) per share. The reduction in net loss over the prior year resulted from increased revenues, an overall decline in personnel expenses, lower amortization, reductions in marketing expenses, as well as reductions in other operating expenses. These expense improvements were partially offset by an increase in commission expense. We experienced lower personnel expenses for product development and general and administrative areas, while sales and marketing personnel expenses increased as a result of additional sales and account management personnel.

EBITDA improved to earnings of $818,000 for 2004 from an EBITDA loss of $755,000 for 2003. This improvement is a result of the factors mentioned above.

OTHER FINANCIAL INDICATORS
At December 31, 2004, the Company had cash, investments, and related interest receivable of $16.5 million, comparable with September 30, 2004 balances, and down from $18.0 million at December 31, 2003. The decline during the year resulted from capital expenditures and content purchases of $2.5 million and an increase in accounts receivable, which was partially offset by increases in accrued liabilities and deferred revenue.

Our Days Sales Outstanding (DSO) increased from approximately 48 days for the fourth quarter of 2003, to approximately 67 days for the fourth quarter of 2004. This change resulted from increased accounts receivable associated with the timing of billings during the fourth quarter of 2004. The Company calculates DSO by dividing the accounts receivable balance (excluding unbilled and other receivables) by average daily revenues for the quarter.

HOSPITAL-BASED CUSTOMER CHANNEL UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby reducing organizational risks and improving patient safety.

At December 31, 2004, approximately 1,040,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) for training and education. Revenue recognition commences when a contract is fully implemented. This number was up from approximately 770,000 at December 31, 2003. The total number of contracted subscribers at December 31, 2004 was approximately 1,168,000, up from approximately 839,000 at December 31, 2003. "Contracted subscribers" include both those already implemented (1,040,000) and those in the process of implementation (128,000).

Concurrent with a larger number of subscribers is significantly greater usage of the HealthStream Learning Center(TM) during 2004. Approximately 2,061,000 course completion certificates were awarded to healthcare professionals in the fourth quarter of 2004, a 57 percent increase over the fourth quarter of 2003. Cumulatively, approximately 16 million courses were completed by healthcare professionals on HealthStream's learning platform by year-end 2004. These metrics reflect the sustained momentum of HealthStream's customers to actively use the HealthStream Learning Center as their ongoing learning solution.

To introduce the most cost-efficient entry point to our products, HealthStream launched HealthStream Express(TM), a streamlined, economy-scaled version of our platform at the beginning of 2004. HealthStream Express is designed to meet a basic set of regulatory requirements and is primarily targeted to healthcare organizations with fewer than 500 employees. In its first year, HealthStream Express was selected by 147 healthcare organizations, representing, collectively, over 26,000 contracted subscribers.

Since the end of 2003, we have increased the penetration of our Competency Compass product. The contract activity for this online competency assessment and performance management solution for healthcare organizations has increased from 5,000 contracted users in 2003 to 17,000 contracted users at the end of 2004, resulting in cumulative contact

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value, including implementation fees and product subscriptions, of approximately
$1.1 million at the end of 2004. We continue to develop tools and enhancements for this product to improve penetration rates and grow our subscriber base.

During 2004, a number of our HealthStream Learning Center(TM) customers' contracts came up for renewal. We measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. For the fourth quarter of 2004, the account renewal rate was 88 percent (14 out of 16) and the renewal rate based on the annual value for the contracts renewed was 94 percent. Cumulatively, for the year ended December 31, 2004, the account renewal rate was 81 percent (87 out of 108) and the annual value for the contracts renewed was 85 percent. The number of contracts coming up for renewal and the annual value associated with those contracts will significantly increase in 2005.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

The live event business experienced lower sales activity in 2004 compared to 2003 due to our pharmaceutical and medical device customers taking a cautious position with respect to additional regulations associated with commercial support of educational activities. Live events comprise the planning, development, implementation, and administration of educational activities for healthcare professionals at either conference venues or within the hospital environment, for which pharmaceutical and medical device companies provide the commercial support. In the fourth quarter of 2004, we experienced approximately 30 percent growth compared to the third quarter of 2004 and modest improvement when compared to the fourth quarter of 2003.

At December 31, 2004, medical device companies have contracted to train hospital-based healthcare professionals on 28 devices. HospitalDirect is our innovative software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform. During 2004, HealthStream launched over 100 online courses for new device training and device-related education through HospitalDirect.

During the fourth quarter of 2004, HospitalDirect experienced modest adoption growth from new customers, while existing medical device companies increased the number of medical devices they provide to our network of hospitals. We also experienced modest growth in course completions in the current quarter compared to the third quarter, ending the full year activity with 32,000 course completions. At year-end, HospitalDirect has a cumulative contract value of approximately $460,000.

In addition, HealthStream helps medical device companies reach hospital-based healthcare professionals through clinical education programs. Clinical education programs are instructor-led continuing education activities directed by HealthStream that typically take place in acute-care hospitals. In the fourth quarter, approximately 9,800 hospital-based healthcare professionals utilized this learning solution, up from approximately 7,000 in the prior quarter. For the full year, approximately 30,400 healthcare professionals utilized this learning solution.

FINANCIAL OUTLOOK 2005
Revenues for the first quarter of 2005 are expected to increase modestly over the fourth quarter of 2004 and increase by an estimated $500,000 to $700,000 over the same prior year quarter. Gross margins are expected to improve over the first quarter of 2004, but to decline slightly from the fourth quarter of 2004, primarily due to changes in revenue mix.

For the full year 2005, revenues are expected to grow between 15-20 percent over 2004 with each quarter showing improvement over the same quarter from the prior year. Gross margins are expected to improve over 2004 as a higher portion of revenues are expected from our Internet-based subscription products. We expect that product development, sales, account management, and marketing expenses will increase during 2005, primarily due to additional personnel or commissions. We also anticipate that general and administrative expenses will increase due to increased costs associated with implementation of Sarbanes-Oxley regulations.

We anticipate approximating break-even net income in the first quarter of 2005 while incurring a net loss during the second quarter, primarily due to timing associated with our annual eLearning Summit. During the third quarter of 2005, we will adopt a new accounting rule which will require us to expense the fair value of stock options. We have not yet completed our analysis of the impact on our operational results for 2005. Excluding the impact of this charge, we expect to achieve net income for the second half of 2005.

Capital expenditures and content purchases are expected to approximate $3 million in 2005. Approximately half of the anticipated spending is expected to relate to hardware and software associated with delivery of our products and services, while the remainder relates to development of new products, services, and feature enhancements.

Commenting on 2004 results, Robert A. Frist, Jr., chief executive officer, said, "Our record fourth quarter results represent a great way to end an outstanding year for HealthStream. During 2004, top-line revenues increased 10 percent to $20.1 million, EBITDA improved to $818,000, and the number of fully-implemented subscribers on the HealthStream Learning Center grew 35 percent to approximately 1,040,000. Our year-end results reinforce our expectation to continue to achieve net income for the full year 2005."

"With over one million healthcare professionals training on the HealthStream Learning Center who collectively average approximately 30,000 online courses completed per weekday, we believe we are improving our leadership position. We believe our comprehensive learning solutions and our strategic value propositions are increasingly attracting healthcare organizations to HealthStream. During 2004, many of our new customers opted to transition

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from their existing vendor and upgrade to the HealthStream Learning Center, including, for example, Tenet Healthcare, Bon Secours Health System, Henry Ford Health System, and Mobile Infirmary Medical Center," explained Robert A. Frist, Jr.

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, senior vice president and chief financial officer, Susan Brownie, senior vice president of finance and human resources, and Mollie Condra, director of communications and investor relations will be held on Wednesday, February 23 at 9:00 a.m. (EST). To listen to the conference, please dial 800-946-0741 (passcode #2745261) if you are calling within the domestic U.S. If you are an international caller, please dial 719-457-2649 (passcode #2745261). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.


ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,168,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)


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                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                         THREE MONTHS ENDED                  YEAR ENDED
                                                            DECEMBER 31,                     DECEMBER 31,
                                               --------------------------------- -----------------------------------
                                                       2004             2003              2004              2003
                                                       ----             ----              ----              ----
Revenues                                        $       5,426    $       4,766     $      20,057     $      18,195

Operating expenses:
   Cost of revenues                                     1,860            1,766             7,277             6,268
   Product development                                    591              711             2,531             3,247
   Sales and marketing                                  1,336            1,142             4,799             4,445
   Depreciation and amortization                          578              507             2,107             3,048
   Other general and administrative                     1,067            1,131             4,634             4,986
                                                  -----------      -----------     -------------     -------------
      Total operating expenses                          5,432            5,257            21,348            21,994

Operating loss                                             (6)            (491)           (1,291)           (3,799)
   Other income, net                                       83               73               243               387
                                                -------------    -------------     -------------      ------------
Net income (loss)                               $          77    $        (418)     $     (1,048)     $     (3,412)
                                                =============    =============     =============     =============

Net Income (loss) per share:
Net income (loss) per share, basic              $        0.00    $      (0.02)     $      (0.05)     $      (0.17)
                                                =============    =============     =============     =============
Net income (loss) per share, diluted            $        0.00    $      (0.02)     $      (0.05)     $      (0.17)
                                                =============    =============     =============     =============

Weighted average shares outstanding:
Basic                                                  20,660           20,444            20,586            20,383
                                                =============    =============     =============     =============
Diluted                                                21,124           20,444            20,586            20,383
                                                =============    =============     =============     =============










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                       SUMMARY FINANCIAL DATA - CONTINUED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION OR EBITDA
(1):


                                                                      THREE MONTHS ENDED                    YEAR ENDED
                                                                         DECEMBER 31,                       DECEMBER 31,
                                                             -------------------------------- -----------------------------------
                                                                    2004             2003              2004              2003
                                                                    ----             ----              ----              ----
Net income (loss)                                            $         77     $       (418)     $     (1,048)     $     (3,412)
Interest income                                                       (86)             (75)             (258)             (413)
Interest expense                                                        3                4                13                22
Income taxes                                                           --               --                 4                --
Depreciation and amortization                                         578              507             2,107             3,048
                                                             ------------     ------------      ------------      ------------

Income (loss) before interest, taxes,
     depreciation and amortization                           $        572     $         18      $        818      $       (755)
                                                             ============     ============      ============      =============

(1) In order to better assess the Company's financial results, management believes that income (loss) before interest, taxes, depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income (loss) adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                         DECEMBER 31,           DECEMBER 31,
                                                                                             2004                 2003 (1)
                                                                                             ----                 --------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable                      $      16,492          $      18,021
     Accounts and unbilled receivables, net(2)                                                 4,588                  3,090
     Prepaid and other current assets                                                          1,393                  1,045
                                                                                       -------------          -------------
          Total current assets                                                                22,473                 22,156

Property and equipment, net                                                                    2,319                  2,003
Goodwill and intangible assets, net                                                            3,473                  3,817
Other assets                                                                                     292                    423
                                                                                       -------------          -------------
          Total assets                                                                 $      28,557          $      28,399
                                                                                       =============          =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                                   $       2,786          $       2,742
     Deferred revenue                                                                          3,988                  3,059
     Current portion of long-term liabilities                                                     24                     39
                                                                                       -------------          -------------
          Total current liabilities                                                            6,798                  5,840

Long-term liabilities, net of current portion                                                     30                      1
                                                                                       -------------          -------------
          Total liabilities                                                                   6,828                  5,841

Shareholders' equity:
     Common stock                                                                             91,642                 91,417
     Accumulated deficit and other comprehensive income                                      (69,913)               (68,859)
                                                                                       -------------          -------------
          Total shareholders' equity                                                          21,729                 22,558

          Total liabilities and shareholders' equity                                   $      28,557          $      28,399
                                                                                       =============          =============



(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2003.

(2) Includes unbilled receivables of $597 and $593 and other receivables of $20 and $14 at December 31, 2004 and 2003, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2005 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are subject to potential contingencies associated with the Company's year-end financial and accounting procedures. The forward-looking statements contained herein are subject to significant risks and uncertainties, including those referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.